F:\WPWIN60\ARX\34REPS\ARX.NEWS RELEASE.DOC


                                                   NEWS RELEASE


                                                   FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:                                Media Inquiries:
------------------                                 ---------------
Michael Gorin                                      Andrew Merrill, David Pitts
President and Chief Financial Officer              The Abernathy MacGregor Group
(516) 694-6700                                     (212) 371-5999




                              AEROFLEX INCORPORATED
                        EXTENDS EXISTING CREDIT FACILITY



PLAINVIEW, NEW YORK, DECEMBER 20, 2002 -- Aeroflex Incorporated (Nasdaq Symbol:
ARXX), a leading designer, developer and manufacturer of automated testing solutions and microelectronics for the aerospace, defense and broadband communications markets, today announced that it had entered into an agreement with its lending banks extending until March 31, 2003 its existing $23 million line of credit. There are no borrowings currently outstanding under such line of credit other than a standby letter of credit of $2 million.

The Company expects to enter into a replacement credit facility with its lending banks prior to the scheduled expiration of the extension.

ABOUT AEROFLEX
Aeroflex Incorporated is a multi-faceted high technology company with a diverse range of core disciplines supporting test, measurement and microelectronic products. We design, develop, manufacture and market products that are used worldwide in support of communication systems, networks and automatic test systems. Aeroflex's capabilities in enabling aerospace, defense and broadband communications are based on a broad range of patented and proprietary technologies. The Company's common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company's Web site: www.aeroflex.com.


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All statements other than statements of historical fact included in this press release regarding Aeroflex's financial position, business outlook, business strategy and plans and objectives of its management for future operations are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Aeroflex or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Aeroflex's management, as well as assumptions made by and information currently available to its management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, competitive factors and pricing pressures, the integration of the business of IFR Systems with Aeroflex, the consolidation of certain of our manufacturing facilities according to plan, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization difficulties and general economic conditions. Such statements reflect our current views with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Aeroflex's financial condition, results of operations, growth strategy and liquidity.